EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 13, 2009 relating to the consolidated financial statements and financial statement schedule of MoSys, Inc. as of December 31, 2008 and 2007 and for each of the two years in the period ended December 31, 2008 and the effectiveness of internal control over financial reporting as of December 31, 2008, which appear in the Annual Report on Form 10-K of MoSys, Inc. for the year ended December 31, 2008.

/s/ Burr, Pilger & Mayer LLP
San Jose, California
June 3, 2009